Exhibit 10.2

CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (this “Agreement”), effective as of November 1, 2017 is made between ABM Industries Incorporated, a Delaware corporation (the “Company”) and the individual executing this Agreement as the Executive on the signature page (the “Executive”). This Agreement supersedes any other prior Change in Control Agreement between Executive and the Company.
RECITALS
A.    The Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
B.    The Company recognizes that the possibility of a Change in Control, as hereinafter defined, exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders, including a reduction of the value received by stockholders in a Change in Control transaction;
C.    The Company desires to assure itself of both present and future continuity of management and to establish fixed severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and
D.    The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company. Accordingly, the Company and the Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a)“After-Tax Amount” means the amount to be received by an Executive determined on an after-tax basis taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes.
(b)“Base Pay” means the Executive’s annual base salary rate as in effect at the time a determination is required to be made under Section 4.
(c)“Board” means the Board of Directors of the Company; any action of the Board herein contemplated will be valid if adopted by a majority of the total number of directors then in office or a majority of the Incumbent Directors and, for purposes of interpreting, amending or waiving any portion of this Agreement, may be adopted by a majority of the Incumbent Directors by written action, whether or not unanimous, or may be delegated by specific action of the Board of Directors after the     date hereof to any directorate committee comprised solely of Incumbent Directors who are also Independent Directors.

(d)“Cause” shall mean, with respect to the Executive: (i) the willful and continued failure to substantially perform the Executive’s duties and responsibilities for reasons other than death or disability, after a written demand for substantial performance is delivered to him/her by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties; (ii) the Executive’s conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude; (iii) intentional breach by the Executive of his/her fiduciary obligations to the Company or any securities laws applicable to the Company for which Executive has direct responsibility and of which he was not acting under instructions of the Board or under the belief, based on advice of Company counsel, that his conduct was appropriate; or (iv) intentional wrongful engagement by the Executive in any Competitive Activity; and, for purposes of this subsection (iv), any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. No Cause shall exist until the Company has given Executive written notice describing the circumstances giving rise to Cause in reasonable detail and, to the extent such circumstances are susceptible to remedy, Executive has failed to remedy such circumstances within fifteen (15) days of receiving such notice.
(e)“Change in Control” means that any of the following events occurs; provided that the occurrence of such event constitutes a “change in effective ownership or control” of the Company, as defined in Section 409A:
(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) (A) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the then-outstanding Voting Stock of the Company or succeeds in having nominees as directors elected in an “election contest” within the meaning of Rule 14a-12(c) under the Exchange Act and (B) within 18 months after either such event, individuals who were members of the Board immediately prior to either such event cease to constitute a majority of the members of the Board; or
(ii)a majority of the Board ceases to be comprised of Incumbent Directors; or
(iii)the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in any such case, (A) no Person (other than the Company, any entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then-outstanding shares of Voting Stock of the entity resulting from such Business Transaction (or, if it is such resulting entity, the Company) and (B) at least one-half of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement providing for such Business Transaction.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Competitive Activity” means the Executive’s participation, without the written consent signed by an officer of the Company and authorized by the Board, in the management of any business enterprise if (i) such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 10% of the Company’s net sales for its most recently completed fiscal year or (ii) the primary business done or intended to be done by such enterprise is in direct competition with the business of providing facility services in any geographic market in which the Company operates. “Competitive Activity” will not include the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto, if such ownership is less than 5% of the outstanding voting securities or units of such enterprise.
(h)“Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.
(i)“ERISA” means the Employee Retirement Income Security Act of 1976, as amended
(j)“Excess Parachute Payment” means a payment that creates an obligation for Executive to pay excise taxes under Section 280G of the Code.
(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l)“Good Reason” means the occurrence of one or more of the following events, without the Executive’s prior written consent:
(i)Failure to elect or reelect or otherwise to maintain the Executive in the office or the position he had with the Company immediately prior to a Change in Control, or a substantially equivalent or better office or position than that which he had with the Company immediately prior to the Change in Control, in either such case with the Company, any legal successor to the Company or, if the Company merges with or into another entity with substantial operations, with respect to the business of the Company and its Subsidiaries substantially as conducted immediately prior to the Change in Control;
(ii)Failure of the Company to remedy any of the following within 30 calendar days after receipt by the Company of written notice thereof from the Executive: (A) a significant adverse change in the nature or scope of the authorities, powers or functions attached to the position with the Company which the Executive held immediately prior to the Change in Control; (B) a material reduction in the Executive’s Base Pay, (C) a material reduction in the Executive’s Incentive Pay Opportunity or Incentive Pay Target, or (D) the termination or denial of the Executive’s rights to material Employee Benefits or a material reduction in the scope or value thereof, unless such termination or reduction referred to in clauses (B), (C) or (D) applies on a substantially similar basis to all executives of the Company and its parent entities or such right is replaced with a right with a substantially similar scope or value;
(iii)The Company requires the Executive to change Executive’s principal location of work by more than 35 miles (provided that the change of work location to the Company’s headquarters in New York shall not constitute Good Reason);
(iv)In the event of the transfer of all or substantially all of the Company’s business and/or assets, the failure of the successor or successors to which all or substantially all of its business and/or assets have been transferred to assume (by operation of law, agreement or otherwise) pursuant to Section 12 hereof all duties and obligations of the Company under this Agreement; or
(v)Without limiting the generality or effect of the foregoing, any material breach of this Agreement or any Other Employment Agreement (as defined below) by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.
A termination of employment by the Executive for one of the reasons set forth in clauses (i) - (iv) above, will not constitute “Good Reason” unless, within the 60-day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying in reasonable detail the event or events relied upon for such termination and the Company has not remedied such event or events within 30 days of the receipt of such notice, and the Executive terminates employment within the 90-day period thereafter (and, in any event, during the Severance Period). The Company and the Executive may mutually waive in writing any of the foregoing provisions with respect to an event or events that otherwise would constitute Good Reason.
(m)“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(n)“Incentive Pay” means compensation in addition to Base Pay determined by reference to one or more performance measures, whether payable in cash, securities or otherwise.
(o)“Incentive Pay Opportunity” means the maximum amount of Incentive Pay that the Executive would receive pursuant to any Incentive Pay Plan in existence immediately prior to a Change in Control (disregarding the effects of the Change in Control, including without limitation increased depreciation or amortization, financing expense and transaction costs), assuming satisfaction of all thresholds or other conditions thereto established (i) prior to the Change in Control or (ii) after the Change in Control either (A) with the Executive’s specific prior written approval or (B) by action of a committee of the Board comprised solely of Independent Directors.
(p)“Incentive Pay Plan” means any plan, program, agreement or arrangement (excluding employee stock options, restricted stock or other rights the value of which is determined solely by reference to the value of the Company’s common stock).
(q)“Incentive Pay Target” means the amount or value of Incentive Pay the Executive would have received assuming that the Incentive Pay Plans in effect immediately prior to the Change in Control continue unchanged and are satisfied at the target level and, if applicable, any conditions to entitlement to payment at the target level thereunder that are not measured by the Company’s results of operation are satisfied at the target level.
(r)“Independent Directors” means directors who qualify as “independent” directors under then-applicable New York Stock Exchange rules applicable to compensation committees (whether or not the Company’s securities continue to be listed for trading thereon).
(s)“Other Agreement” means an agreement, contract or understanding (including any option or equity plan or agreement) other than this Agreement, heretofore or hereafter entered into by the Executive with the Company or any Subsidiary.
(t)“Retirement Plans” means the benefit plans of the Company that are intended to be qualified under Section 401(a) of the Code and any supplemental executive retirement benefit plan or any other plan that is a successor thereto as such Retirement Plans were in effect immediately prior to the Change in Control and if the Executive was a participant in such Retirement Plan immediately prior to the Change in Control.
(u)“Section 162(m)” means Section 162(m) of the Code.
(v)“Section 409A” means Section 409A of the Code.
(w)“Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of

(i) the second anniversary of the occurrence of the Change in Control and (ii) the Executive’s death.
(x)“Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.
(y)“Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).
(z)“Voting Stock” means securities entitled to vote generally in the election of directors.
(aa)“Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of ERISA) of the Company, and fringe benefits and other perquisites of employment, such as car allowances, club dues, financial planning and product discounts.

2.
Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control, without further action, this Agreement will become immediately operative until the end of the Severance Period; provided that if, prior to a Change in Control, the Executive ceases for any reason to be a full-time employee of the Company, thereupon without further action this Agreement will immediately terminate and be of no further effect.

3.
Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company during the Severance Period and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)the Executive’s death;
(ii)if the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or
(iii)Cause.
If, during the Severance Period, the Executive’s employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4; provided that such termination constitutes a “separation from service” as defined in Section 409A.

(a)In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company for Good Reason, with the right to severance compensation as provided in Section 4, regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.
(b)Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of Executive as an employee at will, giving Executive any right to be retained in the employ of the Company, or giving Executive the right to any particular level of compensation or benefits or (ii) interfere in any way with the right of the Company to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.

4.
Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates Executive’s employment pursuant to Section 3(b) (any such termination, a “Triggering Termination”), then, provided that such Triggering Termination constitutes a “separation from service” as defined in Section 409A, the Company will pay to the Executive the amounts described in Annex A within fifteen business days after the Termination Date (subject to the provisions of subsection (d) of this Section).

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 200 basis points, compounded monthly, or, if less, the maximum rate legally allowed. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
(c) Unless otherwise expressly provided by the applicable plan, program or agreement, after the occurrence of a Change in Control, the Company will pay in cash to the Executive a lump sum amount equal to the sum of (i) any unpaid Incentive Pay that has been earned, accrued, allocated or awarded to the Executive for any performance period that by its terms as in effect prior to a Triggering Termination has been completed (any such period, a “Completed Performance Period”) (regardless of whether payment of such compensation would otherwise be contingent on the continuing performance of services by the Executive) and (ii) the Pro Rata Portion of the Incentive Pay Target in effect for any subsequent performance period. For this purpose, “Pro Rata Portion” means (x) the number of days from and including the first day immediately following the last day of the immediately preceding Completed Performance Period to and including the Termination Date, divided by (y) the total number of days in such subsequent performance period. Such payments will be made at the earlier of (x) the date prescribed for payment pursuant to the applicable plan, program or agreement and (y) within five business days after the Termination Date, and will be payable and calculated disregarding any otherwise applicable vesting requirements.
(d) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Annex A that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

5.
Limitations on Payments and Benefits. Notwithstanding any provision of this Agreement or any Other Agreement to the contrary (including without limitation any lesser protection of Executive under any equity-based award agreement), if any amount or benefit to be paid or provided under this Agreement or any Other Agreement would be an Excess Parachute Payment (including after taking into account the value, to the maximum extent permitted by Section 280G of the Code, of the covenants in Section 9 hereof), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and any Other Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an After-Tax Amount that is less than 90% of the After-Tax Amount of the payments and benefits that he or she would have received under Section 4 or under any Other Agreement without regard to this clause. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants in Section 9 hereof for purposes of determining the amount, if any, of the Excess Parachute Payment will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive pursuant to this Agreement or any Other Agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section 5, then the Company shall in good faith determine the appropriate treatment of payments or benefits, consistent with the requirements of Section 409A that produces the most advantageous economic outcome for the

Executive, and its determination shall be final and binding on the Executive. The Company will provide the Executive with all information reasonably required or requested by the Executive to demonstrate to the Executive that it has complied with the immediately preceding sentence.

6.
Executive Protections; Defend Trade Secrets Act. (a) Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other relief that Executive might become entitled to from the SEC or any other Government Agency.

(b) Pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

7.
No Mitigation Obligation; Other Agreements (a) The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

(b) A termination of employment pursuant to Section 3 will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof. To the extent that the Executive receives payments by reason of his or her termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under Section 4 will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Employment Agreements is not less than the amounts so payable or value so receivable had such benefits been paid in full hereunder. In the event that this Agreement conflicts with the terms of any equity award agreement, this Agreement shall govern unless otherwise expressly stated in such equity award agreement.

8.
Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. The Executive shall promptly submit a written request for reimbursement of such expenses, but in no event later than ninety days following the date on which such expenses were incurred, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, and such reimbursements will be made within thirty business days after delivery of the Executive’s written requests for payment. For the avoidance of doubt, (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement may not be liquidated or exchanged for any other benefit.

9.
Competitive Activity; Confidentiality; Nonsolicitation. (a)     For the period following the Termination Date specified in Paragraph (4) of Annex A (the “Non-Competition Period”), subject to the Executive’s receipt of benefits under Section 4, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, engage in any Competitive Activity.

(b)    The Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section (b)) to the extent necessary for Executive to carry out Executive’s obligations to the Company. The Executive hereby covenants and agrees that, subject to Section 6(a), Executive will not, without the prior written consent of the Company, during the term of his employment with the Company and two years after the Termination Date disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 9(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The obligations imposed by this Section 9(b) will be subject to Section 6(a) and will not apply (i) during the term of his employment with the Company, in the course of the business of and for the benefit of the Company and (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public.
(c)     The Executive hereby covenants and agrees that, for a period ending one year after the Termination Date, Executive will not, without the prior written consent of the Company, which consent will not unreasonably be withheld as to Executive’s personal assistant, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.
(d)     Executive and the Company agree that the covenants contained in this Section 9 are reasonable under the circumstances and subject to the provisions of Section 15 of this Agreement. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Section 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

10.
Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

11.
Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

12.
Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive (to the extent not assumed by operation of law), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13.
Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

14.
Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein. In the event the Company exercises its discretion under Section 9(d) to bring an action to enforce the covenants contained in Section 9 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

15.
Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, including without limitation Section 9, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. If any covenant in Section 9 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant will be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

16.
Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

17.
Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(c), 4, 5, 6, 7, 8, 9, 10, 11, 12(b), 17 and 19 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

18.
Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 13. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

20.
Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement will be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the Executive).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Executive:    Scott Giacobbe

Signature:     /s/ Scott Giacobbe
Date:         October 17, 2017
Company:    ABM Industries Incorporated
Signature:     /s/ David R. Goodes
Name, Title: David R. Goodes, Chief Human Resources Officer
Date:         October 17, 2017

Annex A
SEVERANCE COMPENSATION, ETC.
(1)A lump sum payment in an amount equal to two and one-half (2.5) times the sum of (A) Base Pay (at the rate in effect for the year in which the Termination Date occurs), plus (B) Incentive Pay Target (or, if the Incentive Pay Target shall not have been established or shall be reduced after a Change in Control, the highest aggregate Incentive Pay Target as in effect for any of the three fiscal years immediately preceding the year in which the Change in Control occurred).
(2)Executive’s then-outstanding equity-based awards under the Equity Plan (including any awards issued by an acquirer or successor to the Company in exchange or substitution for such awards) will not be forfeited but will become fully vested; provided that any performance awards with respect to then-ongoing performance periods shall be vested with respect to the number of shares that would have become earned and vested if the target level of performance was met.
(3)In lieu of providing any continuation of Welfare Benefits to the Executive and his or her dependents following the Termination Date (it being understood that this is not intended to supersede any right of the Executive and his or her dependents to COBRA continuation following the Termination Date), a lump sum payment in an amount equal to the present value of such Welfare Benefits, if such Welfare Benefits were provided for a period of 18 months following the Termination Date. For purposes of the immediately preceding sentence, the value of such Welfare Benefits shall be measured immediately prior to the Termination Date; provided that, to the extent applicable for purposes of calculating service or age to determine the value of such Welfare Benefits, assuming that the Executive had remained actively employed on a full-time basis for a period of 18 months following the Termination Date).
(4)The Non-Competition Period contemplated by Section 9(a) will be 12 months from the Termination Date.